UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2007
CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

On January 25, 2007, CFS Bancorp, Inc. (the "Company") reported its results of operations for the quarter ended December 31, 2006.

For additional information, reference is made to the Company's press release dated January 25, 2007, which is attached as Exhibit 99.1 and is incorporated herein by reference. The press release attached hereto is being furnished to the SEC and shall not be deemed to be "filed" for any purpose except otherwise provided herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Exhibits

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press release dated January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: January 26, 2007	By:	/s/ Charles V. Cole
Charles V. Cole
Executive Vice President and Chief Financial Officer

THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc.
707 Ridge Road ● Munster, IN 46321

January 25, 2007
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Fourth Quarter and Year End 2006 Financial Results

MUNSTER, IN - January 25, 2007 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income of $1.6 million for the fourth quarter of 2006 compared to $780,000 for the third quarter of 2006 and $1.9 million for the fourth quarter of 2005. Diluted earnings per share were $0.15 for the fourth quarter of 2006 compared to $0.07 per diluted share for the third quarter of 2006 and $0.16 per diluted share for the fourth quarter of 2005.

For the year ended December 31, 2006, the Company’s net income was $5.3 million, an increase of $323,000 or 6.4% from 2005. Diluted earnings per share increased to $0.47 for the year ended December 31, 2006 from $0.42 for 2005. The net interest margin for the year ended December 31, 2006 was 2.73%, up from 2.48% for the 2005 period.

Chairman’s Comments

“The 2006 results reflect our efforts to grow the balance sheet. Our regional banking strategy and focus on building deposit relationships resulted in a 9.5% increase in total deposits. We funded over $285.0 million in loans during 2006, however, the increased fundings were offset by a significant number of repayments of high-balance commercial loans,” said Thomas F. Prisby, Chairman and CEO.

Mr. Prisby continued, “We look to continue our growth focus in 2007. We begin the new year with six additional experienced lenders since the start of 2006 and plan to add more lenders during 2007. In addition, we expect to build on the momentum created in 2006 in expanding our deposit base focusing on low-cost core business and retail deposits.”

Net Interest Income

The Company’s net interest margin was 2.58% for the fourth quarter of 2006 compared to 2.59% for the third quarter of 2006 and 2.91% for the fourth quarter of 2005. The Company’s net interest income was $8.1 million for the fourth quarter of 2006 compared to $7.9 million for the third quarter of 2006 and $8.7 million for the fourth quarter of 2005.

Interest income increased to $19.7 million for the fourth quarter of 2006 from $18.9 million for the third quarter of 2006 and $18.3 million for the fourth quarter of 2005. The increase in interest income was primarily due to increases in rates earned on interest-earning assets coupled with an increase in the average balances of interest-earning assets.

CFS Bancorp, Inc. - Page 2 of 10

Interest expense totaled $11.6 million for the fourth quarter of 2006 compared to $11.1 million for the third quarter of 2006 and $9.6 million for the fourth quarter of 2005. Interest expense was impacted during the fourth quarter of 2006 by increased market rates paid on money market and certificate of deposit accounts which were partially offset by decreased borrowing costs.

The Company’s cost of borrowings decreased to 7.08% for the fourth quarter of 2006 from 7.47% for the third quarter of 2006 and 8.04% for the fourth quarter of 2005. The decrease from the third quarter of 2006 and the fourth quarter of 2005 was primarily the result of a decrease in the average balance of the Company’s Federal Home Loan Bank (FHLB) debt, a decrease in the unamortized deferred premium on the early extinguishment of debt related to the FHLB restructuring completed in 2004 and a decrease in the amortization of the deferred premium that is included in the Company’s total interest expense on borrowings. The premium amortization totaled $2.0 million, $2.5 million and $2.8 million, respectively, during the fourth quarter of 2006, the third quarter of 2006 and the fourth quarter of 2005. The premium amortization adversely impacted the Company’s net interest margin by 65 basis points, 82 basis points and 94 basis points, respectively, for the fourth quarter of 2006, the third quarter of 2006 and the fourth quarter of 2005. The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

				Change from
	Three Months Ended			December 31, 2005
	December 31,	September 30,	December 31,	to December 31, 2006
	2006	2006	2005	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings
at contractual rates	$478	$294	$2	$476	NM
Interest expense on FHLB borrowings at
contractual rates	2,273	2,541	2,775	(502)	(18.1)%
Amortization of deferred premium	2,036	2,465	2,800	(764)	(27.3)
Total interest expense on borrowings	$4,787	$5,300	$5,577	($790)	(14.2)

	Year Ended
	December 31,
	2006	2005	$ change	% change
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$902	$35	$867	NM
Interest expense on FHLB borrowings at contractual rates	9,955	11,501	(1,546)	(13.4)%
Amortization of deferred premium	9,624	14,381	(4,757)	(33.1)
Total interest expense on borrowings	$20,481	$25,917	$(5,436)	(21.0)

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $1.4 million, $1.3 million, $1.1 million and $851,000 before taxes in the quarters ending March 31, June 30, September 30 and December 31, 2007, respectively.

Non-Interest Income

The Company’s non-interest income for the fourth quarter of 2006 was $3.0 million compared to $2.3 million for the third quarter of 2006 and $2.7 million for the fourth quarter of 2005. The increases in the Company’s non-interest income were primarily a result of changes in the Company’s realized gains and losses on the sales of assets. During the fourth quarter of 2006, the Company realized gains

CFS Bancorp, Inc. - Page 3 of 10

on the sales of other real estate owned assets totaling $297,000, whereas during the third quarter of 2006, the Company realized a loss on the sale of one other real estate owned property of $1.3 million and an $877,000 gain on the sale of the Company’s investment in trust preferred securities. The Company incurred a $125,000 loss on sales of securities available-for-sale during the fourth quarter of 2005.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2006 was $9.3 million compared to $8.9 million for the third quarter of 2006 and $8.6 million for the fourth quarter of 2005. The increase during the fourth quarter of 2006 from the third quarter of 2006 was primarily related to increased pension expense of $490,000. The increase in non-interest expense from the fourth quarter of 2005 was primarily the result of increased compensation and employee benefits expense as a result of bringing its item processing in-house and staffing for growth coupled with increased pension expense of $430,000. In addition, furniture and equipment expense increased from the fourth quarter of 2005 due to new signage and expenses related to bringing item processing in-house during 2006.

The Company’s efficiency ratio for the fourth quarter of 2006 was 83.7% compared to 88.2% for the third quarter of 2006 and 76.1% for the fourth quarter of 2005. The Company’s core efficiency ratio was 72.4% for the fourth quarter of 2006 compared to 68.4% for the third quarter of 2006 and 60.5% for the fourth quarter of 2005. The efficiency ratio and core efficiency ratio during 2006 were impacted by the increases in non-interest expense discussed above. The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income before the provision for losses on loans. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance. The core efficiency ratio is different from the GAAP-based efficiency ratio. The GAAP-based measure is calculated using non-interest expense, net interest income before the provision for losses on loans and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income before the provision for losses on loans, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets and other-than-temporary impairments. Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance. The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

CFS Bancorp, Inc. - Page 4 of 10

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently. Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax benefit for the fourth quarter of 2006 was $161,000 compared to income tax expense of $1,000 for the third quarter of 2006 and $591,000 for the fourth quarter of 2005. The decrease in income tax expense for the fourth quarter of 2006 was mainly a result of the recognition of a $445,000 tax benefit relating to certain tax positions taken on prior year tax returns that had not been recognized for financial reporting purposes. During the fourth quarter of 2006, management determined that the tax liabilities established for these tax uncertainties were no longer required. Permanent tax differences, primarily related to the Company’s investment in bank-owned life insurance, and the application of available tax credits continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans was $338,000 for the fourth quarter of 2006 compared to $413,000 for the third quarter of 2006 and $268,000 for the comparable 2005 period due to required additions to the Company’s allowance for losses on loans as determined by its quarterly analysis of the adequacy of the allowance for losses on loans. The Company’s realized net recoveries through the allowance for losses on loans for the fourth quarter of 2006 were $155,000 compared to net charge-offs of $1.4 million for the third quarter of 2006 and $1.0 million for the fourth quarter of 2005.

The Company’s non-performing assets totaled $27.8 million at December 31, 2006, $22.4 million at September 30, 2006 and $21.6 million at December 31, 2005. The increase in non-performing assets for the fourth quarter of 2006 was primarily related to the transfer to non-accrual status during the quarter of one construction and land development loan and one commercial real estate loan totaling $5.7 million in the aggregate.

The Company’s allowance for losses on loans was $11.2 million at December 31, 2006, $10.7 million at September 30, 2006 and $12.9 million at December 31, 2005 with the ratio of the allowance for losses on loans to total loans being 1.39%, 1.28% and 1.41%, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that at December 31, 2006, the allowance for losses on loans was adequate.

Balance Sheet

At December 31, 2006, the Company’s total assets were $1.25 billion compared to $1.29 billion at September 30, 2006 and $1.24 billion at December 31, 2005.

CFS Bancorp, Inc. - Page 5 of 10

The Company’s loans receivable totaled $802.4 million at December 31, 2006 compared to $833.0 million at September 30, 2006 and $917.4 million at December 31, 2005. Loans receivable were adversely impacted during 2006 by a significant number of repayments of high-balance commercial loans. The factors that contributed to these repayments include the borrower’s sale of the underlying real estate collateral to take advantage of recent increases in real estate values, the Company’s focus on strengthening its credit quality by allowing certain lending relationships to be refinanced elsewhere, and the availability of lower interest rates for borrowers through conduit financing arrangements. To address the impact of the higher than anticipated repayments, the Company increased its commercial lending staff during the course of 2006 by six lenders. Although the Company increased total loan fundings during 2006 by 16.9% to $286.4 million from total fundings in 2005, the fundings were offset by $332.2 million of commercial loan repayments.

Securities available-for-sale were $298.9 million at December 31, 2006 compared to $322.8 million at September 30, 2006 and $218.6 million at December 31, 2005. During the fourth quarter of 2006, the Company utilized a portion of the proceeds from its maturing securities to payoff maturing FHLB debt totaling $77.0 million. The increase in securities from the fourth quarter of 2005 was primarily due to the investment of excess liquidity.

Total deposits increased to $907.1 million at December 31, 2006 from $870.8 million at September 30, 2006 and $828.6 million at December 31, 2005. The increase in total deposits during the quarter and year ended December 31, 2006 was a result of the Company’s aggressive sales focus which included building relationships with local municipalities, centers of influence and customers of recently acquired local financial institutions. For the quarter and year ended December 31, 2006, the Company increased money market accounts by $38.9 million and $60.5 million, respectively. The Company’s certificate of deposit accounts were relatively stable at December 31, 2006 compared to September 30, 2006 and increased $53.5 million from December 31, 2005. These increases were partially offset by decreases in other core deposit accounts.

The Company’s borrowed money decreased to $202.3 million at December 31, 2006 from $275.1 million at September 30, 2006 and $257.3 million at December 31, 2005. The decrease was a result of the Company’s focus on growing deposits to reduce its reliance on wholesale funding which provided for funding costs below wholesale rates. The Company’s borrowed money consisted of the following as of the dates indicated:

	December 31, 2006	September 30, 2006	December 31, 2005
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$23,117	$20,876	$555
Gross FHLB borrowings	185,325	262,378	272,562
Unamortized deferred premium	(6,167)	(8,203)	(15,791)
Total borrowings	$202,275	$275,051	$257,326

Stockholders’ equity at December 31, 2006 was $131.8 million compared to $142.4 million at December 31, 2005. The decrease during 2006 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2006 totaling $15.7 million, and
•	cash dividends declared during 2006 totaling $5.3 million.

CFS Bancorp, Inc. - Page 6 of 10

The following increases in stockholders’ equity during 2006 partially offset the aforementioned decreases:

•	net income of $5.3 million;
•	decreased accumulated other comprehensive losses of $1.2 million;
•	shares committed to be released under the Company’s Employee Stock Ownership Plan totaling $1.8 million; and
•	proceeds from stock option exercises totaling $3.3 million.

During 2006, the Company repurchased 1,067,699 shares of its common stock at an average price of $14.73 per share pursuant to the share repurchase program announced in March 2003, which was completed in June 2006, and the new share repurchase program announced in June 2006 for an additional 600,000 shares. At December 31, 2006, the Company had 188,283 shares remaining to be repurchased under the 2006 share repurchase program. Since its initial public offering, the Company has repurchased an aggregate of 13,184,489 shares of its common stock at an average price of $12.07 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements. At December 31, 2006, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.3 billion asset federal savings bank. Citizens Financial Bank is an independent bank that provides community banking services and currently operates 21 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding loan and deposit growth, growth in commercial lenders, development of loan and deposit banking relationships, business and banking strategies, asset yields and cost of funds, net interest income, loan and deposit levels, net interest margin, allowance for losses on loans, income levels, levels of non-performing assets, expected effect of amortization of deferred premium on the FHLB debt, and the impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended			Year Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net income		$1,630	$780	$1,852	$5,340	$5,017
Basic earnings per share		0.15	0.07	0.16	0.48	0.43
Diluted earnings per share		0.15	0.07	0.16	0.47	0.42
Cash dividends declared per share		0.12	0.12	0.12	0.48	0.48
Return on average assets		0.49%	0.24%	0.59%	0.42%	0.39%
Return on average equity		4.91	2.33	5.12	3.96	3.45
Average yield on interest-earning assets		6.29	6.24	6.12	6.26	5.76
Average cost on interest-bearing liabilities		4.15	4.11	3.67	4.00	3.73
Interest rate spread		2.14	2.13	2.45	2.26	2.03
Net interest margin		2.58	2.59	2.91	2.73	2.48
Average equity to average assets (2)		9.96	10.36	11.43	10.54	11.38
Average interest-earning assets
to average interest-bearing liabilities (2)		111.75	112.62	114.41	113.03	113.44
Non-interest expense to average assets		2.78	2.77	2.73	2.83	2.62
Efficiency ratio (3)		83.70	88.20	76.13	83.27	81.16
Market price per share of common stock
for the period ended:	Closing	$14.65	$14.79	$14.30	$14.65	$14.30
	High	14.90	15.04	14.34	15.04	14.37
	Low	14.21	14.58	13.15	14.10	13.02

STATEMENT OF CONDITION HIGHLIGHTS (at period end)				December 31, 2006	September 30, 2006	December 31, 2005
Total assets				$1,254,390	$1,292,491	$1,242,888
Loans receivable, net of unearned fees				802,383	833,010	917,405
Total deposits				907,095	870,830	828,635
Total stockholders' equity				131,806	131,310	142,367
Book value per common share				11.84	11.76	11.86
Non-performing loans				27,517	21,779	21,041
Non-performing assets				27,838	22,358	21,581
Allowance for losses on loans				11,184	10,692	12,939
Non-performing loans to total loans				3.43%	2.61%	2.29%
Non-performing assets to total assets				2.22	1.73	1.74
Allowance for losses on loans to non-performing loans				40.64	49.09	61.49
Allowance for losses on loans to total loans				1.39	1.28	1.41

Employees (FTE)				360	349	347
Branches and offices				21	21	22

		Three Months Ended			Year Ended
AVERAGE BALANCE DATA		December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Total assets		$1,322,382	$1,279,627	$1,255,116	$1,280,594	$1,279,364
Loans receivable, net of unearned fees		825,762	836,357	929,633	854,268	960,486
Total interest-earning assets		1,244,914	1,201,990	1,183,476	1,206,161	1,205,203
Total liabilities		1,190,644	1,147,045	1,111,621	1,145,657	1,133,748
Total deposits		909,263	850,976	822,529	860,935	831,396
Interest-bearing deposits		849,424	789,803	763,087	799,585	777,551
Non-interest bearing deposits		59,839	61,173	59,442	61,350	53,845
Total interest-bearing liabilities		1,113,999	1,067,344	1,034,395	1,067,149	1,062,450
Stockholders' equity		131,738	132,582	143,495	134,937	145,616
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Interest income:
Loans	$14,825	$14,798	$15,984	$59,852	$60,880
Securities	3,590	3,482	2,040	12,713	7,388
Other	1,308	625	227	2,982	1,196
Total interest income	19,723	18,905	18,251	75,547	69,464

Interest expense:
Deposits	6,854	5,752	3,980	22,163	13,686
Borrowings	4,787	5,300	5,577	20,481	25,917
Total interest expense	11,641	11,052	9,557	42,644	39,603
Net interest income	8,082	7,853	8,694	32,903	29,861
Provision for losses on loans	338	413	268	1,309	1,580
Net interest income after provision for losses on loans	7,744	7,440	8,426	31,594	28,281

Non-interest income:
Service charges and other fees	1,697	1,730	1,789	6,739	7,381
Commission income	48	32	95	197	523
Net realized gains (losses) on sales of securities	-	877	(125)	750	(238)
Impairment on available-for-sale securities	-	-	-	-	(240)
Net realized gains (losses) on sales of assets	297	(1,339)	(15)	(994)	354
Income from bank-owned life insurance	403	401	391	1,592	1,529
Other income	562	568	530	2,258	2,088
Total non-interest income	3,007	2,269	2,665	10,542	11,397

Non-interest expense:
Compensation and employee benefits	5,598	5,092	4,847	21,017	18,598
Net occupancy expense	610	609	624	2,533	2,679
Data processing	494	559	691	2,404	2,689
Furniture and equipment expense	497	548	294	2,013	1,582
Professional fees	431	319	470	1,514	1,698
Marketing	301	442	346	1,332	986
Other general and administrative expenses	1,351	1,359	1,376	5,365	5,253
Total non-interest expense	9,282	8,928	8,648	36,178	33,485

Income before income taxes	1,469	781	2,443	5,958	6,193
Income tax expense	(161)	1	591	618	1,176

Net income	$1,630	$780	$1,852	$5,340	$5,017

Per share data:
Basic earnings per share	$0.15	$0.07	$0.16	$0.48	$0.43
Diluted earnings per share	$0.15	$0.07	$0.16	$0.47	$0.42
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.48	$0.48

Weighted-average shares outstanding	10,782,843	10,899,013	11,597,263	11,045,857	11,728,073
Weighted-average diluted shares outstanding	11,103,826	11,248,382	11,821,167	11,393,863	11,965,014

CFS Bancorp, Inc. - Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	December 31, 2006	September 30, 2006	December 31, 2005

ASSETS
Cash and amounts due from depository institutions	$33,194	$16,399	$17,600
Interest-bearing deposits	20,607	15,853	1,785
Federal funds sold	13,366	18,102	4,792
Cash and cash equivalents	67,167	50,354	24,177

Securities, available-for-sale	298,925	322,770	218,550
Investment in Federal Home Loan Bank stock, at cost	23,944	25,455	28,252

Loans receivable, net of unearned fees	802,383	833,010	917,405
Allowance for losses on loans	(11,184)	(10,692)	(12,939)
Net loans	791,199	822,318	904,466

Accrued interest receivable	7,523	7,922	6,142
Other real estate owned	321	579	540
Office properties and equipment	17,797	16,454	15,017
Investment in bank-owned life insurance	35,876	35,474	34,889
Prepaid expenses and other assets	11,638	11,165	10,855
Total assets	$1,254,390	$1,292,491	$1,242,888

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$907,095	$870,830	$828,635
Borrowed money	202,275	275,051	257,326
Advance payments by borrowers for taxes and insurance	4,194	4,393	6,641
Other liabilities	9,020	10,907	7,919
Total liabilities	1,122,584	1,161,181	1,100,521

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 11,134,331, 11,169,423, and
12,005,431 shares outstanding	234	234	234
Additional paid-in capital	190,825	190,692	190,402
Retained earnings	94,344	94,009	94,379
Treasury stock, at cost; 12,288,975, 12,253,883 and
11,417,875 shares	(149,735)	(149,137)	(136,229)
Unallocated common stock held by Employee Stock Ownership Plan	(3,564)	(3,864)	(4,762)
Unearned common stock acquired by Recognition and Retention Plan	-	-	(111)
Accumulated other comprehensive loss, net of tax	(298)	(624)	(1,546)
Total stockholders' equity	131,806	131,310	142,367

Total liabilities and stockholders' equity	$1,254,390	$1,292,491	$1,242,888

CFS Bancorp, Inc. - Page 10 of 10

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005
Efficiency Ratio:
Non-interest expense	$9,282	$8,928	$8,648

Net interest income plus non-interest income	$11,089	$10,122	$11,359

Efficiency ratio	83.70%	88.20%	76.13%

Core Efficiency Ratio:
Non-interest expense	$9,282	$8,928	$8,648

Net interest income plus non-interest income	$11,089	$10,122	$11,359

Adjustments:
Net realized (gains) losses on sales of securities available-for-sale	-	(877)	125
Net realized (gains) losses on sales of assets	(297)	1,339	15
Amortization of deferred premium on the early
extinguishment of debt	2,036	2,465	2,800
Net interest income plus non-interest income - as adjusted	$12,828	$13,049	$14,299

Core efficiency ratio	72.36%	68.42%	60.48%

		Year Ended
		December 31, 2006	December 31, 2005
Efficiency Ratio:
Non-interest expense		$36,178	$33,485

Net interest income plus non-interest income		$43,445	$41,258

Efficiency ratio		83.27%	81.16%

Core Efficiency Ratio:
Non-interest expense		$36,178	$33,485

Net interest income plus non-interest income		$43,445	$41,258

Adjustments:
Net realized (gains) losses on sales of securities available-for-sale		(750)	238
Impairment of securities available-for-sale		-	240
Net realized (gains) losses on sales of assets		994	(354)
Amortization of deferred premium on the early
extinguishment of debt		9,624	14,381
Net interest income plus non-interest income - as adjusted		$53,313	$55,763

Core efficiency ratio		67.86%	60.05%